Exhibit 99.1

PRIMERICA REPORTS THIRD QUARTER 2014 RESULTS

10% growth in Investment and Savings Products (ISP) sales year-over-year

4% increase in life insurance licensed representatives to 97,966 year-over-year

9% growth in revenues to $339.2 million year-over-year

Diluted EPS of $0.75 and diluted operating EPS of $0.76, reflects $0.06 of accelerated equity compensation expense related to plan modifications

Duluth, GA, November 4, 2014 – Primerica, Inc. (NYSE: PRI) announced today financial results for the quarter ended September 30, 2014.  Total revenues were $339.2 million, net income was $41.6 million, or $0.75 per diluted share, and net income return on stockholders’ equity was 12.8% in the third quarter of 2014.

In the third quarter, operating revenues increased by 9% to $339.5 million and net operating income increased by 2% to $41.8 million compared with $310.8 million and $41.0 million, respectively, in the year ago quarter.  Operating results were driven by strong product performance including a 10% increase in total Investment and Savings Product sales and a 16% growth in average client asset values as well as a 10% growth in Term Life net premiums year-over-year.  Net operating income was impacted by an acceleration of equity compensation expense related to retirement plan modifications as well as higher incurred claims versus the year ago period. Net operating income per diluted share was $0.76 and net operating income return on adjusted equity was 13.8% for the quarter.

Changes in retirement provisions of employee equity awards issued in February of 2014 accelerated recognition of expenses as discussed in the Current Report on Form 8-K dated September 17, 2014.  These changes increased insurance and operating expenses by $5.1 million and reduced net operating income per diluted share by $0.06 and net operating income return on adjusted equity by 1.1% in the third quarter.  During the third quarter incurred claims were higher than historical trends by approximately $3.0 million, or $0.04 net operating income per diluted share.  Net investment income continued to be impacted by lower yields on invested assets during the quarter.

Rick Williams, Chairman of the Board and Co-Chief Executive Officer said, “Third quarter results were marked by solid growth in recurring life insurance revenues and strong Investment and Savings Products sales, which increased 10% year-over-year.  Continued success in executing our organic growth strategy, coupled with our share repurchase program, positions us well to continue to deliver strong return on equity.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer said, “We are pleased with the continued growth in the size of the sales force, the increase in Term Life policies issued and the double digit growth in ISP sales achieved in the third quarter.”

Distribution Results

●
The size of our life-licensed sales force grew 4% to 97,966 at September 30, 2014 compared with 94,529 at September 30, 2013. Year-over-year comparisons of recruiting and new licenses are difficult due to post-convention incentives in the third quarter of 2013.  On a sequential quarter basis, the size of the life-licensed sales force increased 1% while new life insurance licenses declined 3% due to recent recruiting levels.   The size of the licensed sales force benefitted from a slightly lower percentage of non-renewals and terminations in relation to the size of the sales force.

●
In the third quarter, term life insurance policies issued grew 2% to 55,146 compared with 53,997 in the third quarter of 2013.  Productivity in the quarter of .19X policies per life licensed representative per month was consistent with .19X in the prior year period.  On a sequential quarter basis, term life insurance policies issued decreased 7% compared with the seasonally strong second quarter.

●
Year-over-year total Investment and Savings Products sales grew 10% to $1.38 billion compared with the third quarter a year ago, primarily reflecting higher retail mutual funds and variable annuity sales aided by favorable market conditions and recent product introductions.  Sequentially, total ISP sales declined 4% primarily reflecting the seasonally strong second quarter of 2014. Average client asset values increased 16% to $47.83 billion at September 30, 2014 relative to a year ago and grew 3% from $46.61 billion in the second quarter.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products.  Results for the segments are shown below.

	Actual			Operating (1)
	Q3 2014	Q3 2013(2)	% Change	Q3 2014	Q3 2013(2)	% Change
	($ in thousands)			($ in thousands)
Revenues:
Term Life Insurance	$193,577	$177,811	9%	$193,577	$177,811	9%
Investment and Savings Products	129,273	114,723	13%	129,273	114,723	13%
Corporate and Other Distributed Products	16,337	17,875	(9)%	16,618	18,282	(9)%
Total revenues	$339,187	$310,409	9%	$339,468	$310,816	9%

Income (loss) from continuing operations before income taxes:
Term Life Insurance	$45,932	$50,136	(8)%	$45,932	$50,136	(8)%
Investment and Savings Products	36,904	31,498	17%	36,904	31,498	17%
Corporate and Other Distributed Products	(18,816)	(18,862)	*	(18,535)	(18,455)	*
Total income from continuing operations before income taxes	$64,020	$62,772	2%	$64,301	$63,179	2%

(1)	See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.
(2)
The results of operations from our short-term statutory disability insurance business (DBL) prior to its disposal in Q1 2014 were reported in our Corporate and Other Distributed Products segment.  As such, we have reclassified revenues, insurance expense credits, and income before income taxes of $9,048, $1,493, and $3,782, respectively, in Q3 2013 from our Corporate and Other Distributed Products segment into discontinued operations.

* Less than 1%.

Term Life Insurance.  In the third quarter of 2014, Term Life operating revenues increased 9% to $193.6 million primarily reflecting a 10% growth in net premiums compared with the third quarter of 2013.  Term Life operating income before income taxes declined 8% to $45.9 million versus the prior year period, as the strong growth in net premiums was more than offset by the acceleration of equity compensation expense ($2.5 million for the segment) and incurred claims that were approximately $3 million above the historical trend.  While the magnitude was larger than normal, the negative claims experience is believed to be a statistical fluctuation consistent with incurred claims volatility experienced in prior periods.  Persistency improved slightly versus the year ago period while DAC amortization grew at a faster rate than net premiums due to more commissions being deferred in recent years.  Insurance expenses increased with normal business growth, the run-off of Citi allowances and an annual third quarter accrual true-up for employee healthcare benefits.  Allocated net investment income was relatively flat year-over-year as growth from required assets in the segment was offset by lower yield on invested assets.

Sequentially, operating income before income taxes declined 17% reflecting higher employee-related expenses and incurred claims in the third quarter as well as seasonally strong persistency in the second quarter of 2014.

Investment and Savings Products.  In the third quarter, operating revenues increased 13% to $129.3 million and operating income before income taxes increased 17% to $36.9 million compared with the year ago period.  Results reflect a 10% increase in total product sales and a 16% growth in average client asset values.  Year-over-year lower legal fees and expenses were partially offset by growth-related expenses as well as $0.8 million of accelerated employee equity compensation expenses.  Canadian segregated fund DAC amortization was consistent with the prior year period.

Sequentially, operating income before income taxes increased 2% compared with the second quarter primarily reflecting growth in client asset values, partially offset by lower sales than the seasonally higher second quarter.

Corporate and Other Distributed Products.  Operating revenues declined 9% to $16.6 million primarily due to the decline in allocated net investment income in the third quarter of 2014.  Year-over-year allocated net investment income declined due to the lower portfolio yields and a lower return on the deposit asset backing a coinsurance agreement.  Operating losses before income taxes were flat year-over-year.  The impact of the accelerated employee equity compensation expense ($1.8 million for the segment) as well as an annual accrual true-up of employee benefits expense in the third quarter of 2014 were more than offset by a $4.4 million increase in policy reserves in the prior year period for certain non-term life insurance products underwritten by our New York subsidiary.

Taxes

The effective income tax rate for the third quarter of 2014 of 35.0% was consistent with the rate in both the third quarter of last year and the second quarter of 2014.

Capital and Liquidity

A redundant reserve financing transaction was completed on July 31, 2014.  Following this transaction and a $68.0 million ordinary dividend payment by Primerica Life Insurance Company (PLIC) to Primerica, Inc. in the third quarter, PLIC’s statutory risk-based capital (RBC) ratio increased to an estimated 540% as of September 30, 2014.  PLIC’s RBC ratio will decline to the low 400% range following an expected $165 million ordinary dividend payment from PLIC to Primerica, Inc. in the fourth quarter, and remain at a sufficient level to support future growth.

Repurchases of $30.5 million, or 620,000 shares, of Primerica common stock were made in the third quarter for a total of $65.5 million or 1.4 million shares repurchased year-to-date. Primerica remains on target to execute $150 million of shares repurchases by year-end.

As of September 30, 2014, our investments and cash increased to $2.23 billion compared with $2.04 billion as of June 30, 2014, primarily due to the $189.8 million asset that was received as part of the redundant reserve financing transaction which was offset by a surplus note in the same amount reflected in liabilities.  Our available-for-sale invested asset portfolio had a net unrealized gain of $111.9 million (net of unrealized losses of $10.2 million) at September 30, 2014, down from $138.5 million at June 30, 2014.

Excluding the surplus note referenced above, the Parent Company debt-to-capital ratio was 22.4% on September 30, 2014.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity.  Adjusted direct premiums and other ceded premiums are net of amounts ceded to affiliates of Citigroup, Inc. (“Citigroup”) under coinsurance transactions that were executed concurrent with our IPO.  Operating revenues, operating income before income taxes and net operating income exclude the impact of realized investment gains and losses, including other than temporary impairments (OTTI), for all periods presented. Operating income before income taxes and net operating income exclude the expense associated with our IPO-related equity awards and the impact of charges recorded for the settlement of claims made by certain Florida Retirement System plan participants for all periods presented.  Adjusted stockholders' equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented.  Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Wednesday, November 5, 2014 at 10:00 am ET, to discuss third quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured more than 4 million lives and have over 2 million client investment accounts at December 31, 2013. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

Media Contact:
Keith Hancock
470-564-6328
Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Balance Sheets

	September 30, 2014	(1)	December 31, 2013
	(In thousands)
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$1,787,926		$1,755,712
Fixed maturity securities held to maturity, at amortized cost	189,830		-
Equity securities available for sale, at fair value	50,133		39,894
Trading securities, at fair value	9,135		12,991
Policy loans and other invested assets	27,566		26,806
Total investments	2,064,590		1,835,403
Cash and cash equivalents	164,999		149,189
Accrued investment income	18,930		18,127
Due from reinsurers	4,130,637		4,055,054
Deferred policy acquisition costs	1,321,415		1,208,466
Premiums and other receivables	183,179		175,785
Intangible assets	65,350		68,863
Income taxes	40,827		32,450
Other assets	283,609		282,784
Separate account assets	2,469,118		2,503,829
Total assets	$10,742,654		$10,329,950

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	5,214,878		5,063,103
Unearned premiums	1,012		1,802
Policy claims and other benefits payable	285,939		253,304
Other policyholders' funds	343,298		337,977
Notes payable	374,519		374,481
Surplus note	189,830		-
Income taxes	136,064		105,885
Other liabilities	365,900		377,690
Payable under securities lending	67,614		89,852
Separate account liabilities	2,469,118		2,503,829
Total liabilities	9,448,172		9,107,923

Stockholders' equity:
Common stock	537		548
Paid-in capital	429,257		472,633
Retained earnings	756,738		640,840
Accumulated other comprehensive income, net of income tax	107,950		108,006
Total stockholders' equity	1,294,482		1,222,027
Total liabilities and stockholders' equity	$10,742,654		$10,329,950

(1) Unaudited

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income
(Unaudited)

	Three months ended September 30,
	2014		2013
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$577,482		$567,047
Ceded premiums	(402,198)		(407,488)
Net premiums	175,284		159,559
Commissions and fees	132,928		118,440
Net investment income	20,465		22,103
Realized investment gains (losses), including OTTI	(281)		(407)
Other, net	10,791		10,714
Total revenues	339,187		310,409

Benefits and expenses:
Benefits and claims	81,235		76,549
Amortization of deferred policy acquisition costs	36,944		32,192
Sales commissions	67,500		58,388
Insurance expenses	31,495		26,576
Insurance commissions	4,045		3,933
Interest expense	8,712		8,726
Other operating expenses	45,236		41,273
Total benefits and expenses	275,167		247,637
Income from continuing operations before income taxes	64,020		62,772
Income taxes	22,407		22,040
Income from continuing operations	41,613		40,732
Income (loss) from discontinued operations, net of income taxes	(18)		2,458
Net income	$41,595		$43,190

Basic earnings per share:
Continuing operations	$0.75		$0.74
Discontinued operations	-	(1)	0.04
Basic earnings per share	$0.75		$0.78

Diluted earnings per share:
Continuing operations	$0.75		$0.74
Discontinued operations	-	(1)	0.04
Diluted earnings per share	$0.75		$0.78

Shares used in computing earnings per share:
Basic	54,713		54,957
Diluted	54,744		54,958

(1) Loss per share from discontinued operations for the three months ended September 30, 2014 is less than $0.01.

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended September 30,
	2014	2013	% Change
Operating revenues	$339,468	$310,816	9%
Realized investment gains (losses), including OTTI	(281)	(407)
Total revenues	$339,187	$310,409	9%

Operating income before income taxes	$64,301	$63,179	2%
Realized investment gains (losses), including OTTI	(281)	(407)
Income from continuing operations before income taxes	$64,020	$62,772	2%

Net operating income	$41,796	$40,996	2%
Realized investment gains (losses), including OTTI	(281)	(407)
Tax impact of reconciling items	98	143
Income from continuing operations	41,613	40,732	2%
Income (loss) from discontinued operations, net of income taxes	(18)	2,458
Net income	$41,595	$43,190	(4)%

Diluted operating earnings per share (1)	$0.76	$0.74	3%
Net after-tax impact of operating adjustments and discontinued operations	(0.01)	0.04
Diluted earnings per share (1)	$0.75	$0.78	(3)%

(1) Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2014	2013
Adjusted direct premiums	$228,422	$205,503
Premiums ceded to Citigroup	340,170	351,983
Direct premiums	$568,592	$557,486

Other ceded premiums	$(59,417)	$(52,476)
Premiums ceded to Citigroup	(340,170)	(351,983)
Ceded premiums	$(399,587)	$(404,459)

Net premiums	$169,005	$153,027

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2014	2013
Operating revenues	$16,618	$18,282
Realized investment gains (losses), including OTTI	(281)	(407)
Total revenues	$16,337	$17,875

Operating loss before income taxes	$(18,535)	$(18,455)
Realized investment gains (losses), including OTTI	(281)	(407)
Loss from continuing operations before income taxes	$(18,816)	$(18,862)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

September 30, 2014
Adjusted stockholders' equity	$1,216,813
Unrealized net investment gains recorded in stockholders' equity, net of income tax	77,669
Stockholders' equity	$1,294,482